Exhibit 10.3

March 31, 2016

DMRJ Group LLC

Montsant Partners LLC

Gentlemen:

This letter (this “Comfort Letter”) is being provided to you, effective as of the date set forth above, in connection with the extension of the maturity date of our obligations under certain notes and security agreements that are more specifically described in the Fourteenth Omnibus Amendment to Credit Agreement and Sixteenth Amendment to Note and Warrant Purchase Agreement, effective as of March 31, 2016 (the “Amendment”), by and among Implant Sciences Corporation (the “Company”), the Guarantors named therein, DMRJ Group LLC (the “Investor”) and Montsant Partners LLC (the “Assignee”).  Any capitalized term used but not defined in this Comfort Letter will have the meaning ascribed to such term in the Amendment.

The Company hereby represents and warrants to the Investor and the Assignee that as a result of the Amendment and the filing by the Company of the amendments to the certificates of designation of the Company’s Series H Convertible Preferred Stock, Series I Convertible Preferred Stock and Series J Convertible Preferred Stock as contemplated by the Amendment (the “Preferred Amendments”), in the event the Company’s Board of Directors seeks shareholder approval of a plan of merger of the Company with or into another person or entity, (i) the only vote required from the shareholders of the Company to approve such merger will be the single vote of the holders of the Company’s Series H Convertible Preferred Stock, Series I Convertible Preferred Stock and Series J Convertible Preferred Stock (each voting on an as-converted to common stock basis) together with the holders of the Company’s common stock, voting together as a single class, (ii) no separate class vote of the holders of the Company’s common stock will be required or solicited and (iii) the required affirmative votes from shareholders to approve such a merger will be at most be two-thirds of such shares (including, for the avoidance of doubt, shares of such preferred stock on an as-converted to common stock basis).  The Company represents, warrants and agrees that it will not solicit votes for such a merger beyond the single vote described above and that it will not amend or modify the Restated Articles of Organization of the Company, as amended through the date hereof (giving effect to the Preferred Amendments) to require a separate class vote of holders of the Company’s common stock in connection with any merger or other business combination approved by the Company’s board of directors.

Sincerely,

Implant Sciences Corporation

By: /s/ William J. McGann

Name: William J. McGann
Title: Chief Executive Officer

500 Research Drive, Unit 3  |  Wilmington, MA 01887- 4437, USA  |  Phone: 978-752-1700  |  Fax: 978-752-1711  | www.implantsciences.com